Exhibit 10.53

ARMADA HOFFLER PROPERTIES, INC.

Short-Term Incentive Program

1.	Purpose.

The purpose of the Armada Hoffler Properties, Inc. Short-Term Incentive Program (the “STIP”) is to attract and retain talented executives by providing incentives for the achievement of performance targets, and for superior performance in order to align the efforts of Participants with shareholder interests. The STIP permits the award of cash or common stock of the Company upon the achievement of performance goals during a Performance Period (an “Award”). The STIP is effective January 1, 2014.

2.	Performance Period.

The Performance Period is one year, beginning January 1 and ending on the following December 31.

3.	Eligibility.

Each year, the Compensation Committee (the “Committee”) of the Board of Directors of Armada Hoffler Properties, Inc. (the “Company”) shall designate individuals to participate in the STIP for a Performance Period (“Participant”) from among those individuals who are eligible to participate in the Company’s 2013 Equity Incentive Plan (the “Equity Plan”). The Committee may add Participants during a Performance Period and such Participant’s Award shall be prorated based on the number of days in which such individual is a Participant, divided by 365.

4.	Awards.

a. Opportunity. The Committee shall establish for each Participant the threshold, target and maximum Award that may be earned during a Performance Period for meeting quantitative goals set by the Committee. The threshold, target and maximum Award may be stated either as a fixed dollar amount or as a percentage of the Participant’s annual base salary determined as of the first day of the Performance Period. Notwithstanding the foregoing, in determining Awards, the Committee shall have the ability to adjust any award under the STIP based on qualitative goals set by the Committee.

b. Performance Goals.

i. Quantitative Goals. The Committee will establish quantitative performance goals consistent with the performance measures described in the Equity Plan. The definition of “performance goal” in the Equity Plan is attached hereto as Appendix A. If the degree of achievement of the performance goals falls between threshold and target or between target and maximum performance levels, the Award shall be determined by the level of performance achieved and not by linear interpolation.

ii. Qualitative Goals. The Committee will establish qualitative performance goals for each Participant. The determination of the degree of achievement of such goals for a Performance Period shall be in the discretion of the Committee.

c. Payment.

i. Timing. Except as provided in subjections (iii) or (iv) below, a Participant must be employed on the last day of a Performance Period to be eligible for an Award. Payments will be made no later than the 15th day of the third month following the last day of the Performance Period.

ii. Form. Awards will be paid 50% in cash and 50% in Common Stock which may be subject to restriction as determined by the Committee. The number of shares of Common Stock granted will equal the dollar amount of that portion of the Award payable in Common Stock divided by the average of the closing prices of the Common Stock for a period of five consecutive trading days prior to the date of entry into the written agreement between the Company and the Participant specifying the terms and conditions of the stock Award, rounded to the nearest whole share; provided that such period of five consecutive trading days may not commence until the date that a window period is opened for trading in the Company’s Common Stock. Stock Awards earned under the STIP will be issued under the Equity Plan.

iii. Termination during a Performance Period. If, during a Performance Period, the Participant’s employment is terminated by the Company without Cause (as defined in the Armada Hoffer, LP Executive Severance Benefit Plan) or if the Participant dies or becomes disabled while employed by the Company, the Participant shall be entitled to a payment based on the actual achievement of the performance goals for the Performance Period, but such Award shall be pro-rated based on such Participant’s days of employment in the Performance Period, divided by 365.

iv. Change in Control during the Performance Period. If a Change in Control (as defined in the Equity Plan) occurs while the Participant is employed by the Company during the Performance Period, the Participant shall receive an Award calculated based on the actual achievement of the performance goal as of the date of the Change in Control, but the Award shall be prorated based on the number of days elapsed from the beginning of the Performance Period through the date of the Change in Control divided by 365. The Award shall be paid on the date of the Change in Control.

5.	Administration.

The STIP shall be administered by the Committee, which shall have discretionary authority to interpret and make all determinations relating to the STIP. Any interpretation or determination by the Committee shall be binding on all parties.

6.	Miscellaneous.

a. Amendment and Termination. The Committee reserves the right to terminate the STIP at any time or for any reason.

b. Section 409A. All payments under the STIP are intended to be exempt from Section 409A of the Internal Revenue Code and all provisions of the STIP should be interpreted and construed with such intent.

c. Governing Law. The laws of the Commonwealth of Virginia shall govern the STIP.

d. Taxes. Any payment under the STIP shall be subject to all required tax and payroll withholding.

Appendix A

Performance Goals Under 2013 Equity Incentive Plan

A “performance goal” for purposes of the 2013 Equity Incentive Plan means a performance objective that is stated with respect to one or more of the following, alone or in combination: funds from operations; adjusted funds from operations; earnings before income taxes, depreciation and amortization (“EBITDA”); adjusted EBITDA; return on capital assets, development, investment or equity; total earnings; revenues or sales; earnings per share of Common Stock; return on capital; Fair Market Value (as defined in the 2013 Equity Incentive Plan); total stockholder return; cash flow; acquisitions or strategic transactions; operating income (loss); gross or net profit levels; productivity; expenses; margins; operating efficiency; working capital; portfolio or regional occupancy rates; or performance or yield on development or redevelopment activities.

A performance goal may be expressed on an absolute basis or relative to the performance of one or more similarly situated companies or a published index. When establishing performance goals, the Committee may exclude any or all special, unusual or extraordinary items as determined under U.S. generally accepted accounting principles, including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items and the cumulative effects of accounting changes.

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